EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
MediChem Life Sciences, Inc.:

     We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-66374) and Form S-8 (No. 333-56996) of deCODE genetics, Inc. of our report dated February 18, 2002, except as to note 18, which is as of April 5, 2002, with respect to the consolidated balance sheet of MediChem Life Sciences, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the year then ended, which report appears in this Form 8-K/A of deCODE genetics, Inc.

/s/ KPMG LLP

Chicago, Illinois
May 28, 2002